Exhibit 5.1

            , 2017

Modern Media Acquisition Corp.

1180 Peachtree Street, N.E., Suite 2400

Atlanta, Georgia 30309

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Modern Media Acquisition Corp., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “462(b) Registration Statement”) for the purpose of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”), the offering and sale of (a) 3,450,000 additional units of the Company (including up to 450,000 units subject to an over-allotment option) (the “Units”), each such unit consisting of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), one right to receive one-tenth (1/10) of one share of Common Stock (a “Right”) and one-half of one warrant of the Company (a “Warrant”), each whole Warrant exercisable for one share of Common Stock, and (b) all shares of Common Stock, all Rights and all Warrants to be issued as part of the Units, in each case pursuant to the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among the Company and Macquarie Capital (USA) Inc., as representative of the several underwriters named in Schedule 1 attached thereto. The Units, the Common Stock, the Rights and the Warrants are collectively referred to herein as the “Securities.” The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-216546) (the “Registration Statement”), initially filed by the Company on March 8, 2017 and declared effective by the Commission under the Securities Act.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    The Units, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

2.    The Common Stock, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

3.    The Rights, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

4.    The Warrants, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

In rendering the opinions set forth above, we have assumed that the Underwriting Agreement will have been executed and delivered by each party thereto other than the Company and the resolutions authorizing the Company to issue and deliver the Securities pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Securities are issued.

Modern Media Acquisition Corp.

With respect to the Rights, we have further assumed that: (a) the rights agreement, approved by us, relating to the Rights (the “Rights Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Rights Agent”) will (i) be governed by and construed in accordance with the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company and (ii) will have been authorized, executed and delivered by the Company and the Rights Agent; and (b) the Rights will be authorized, executed and delivered by the Company and the Rights Agent in accordance with the provisions of the Rights Agreement.

With respect to the Warrants, we have further assumed that: (a) the warrant agreement, approved by us, relating to the Warrants (the “Warrant Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”) will (i) be governed by and construed in accordance with the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company and (ii) will have been authorized, executed and delivered by the Company and the Warrant Agent; and (b) the Warrants will be authorized, executed and delivered by the Company and the Warrant Agent in accordance with the provisions of the Warrant Agreement.

The opinions set forth above are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company or others. The opinions expressed herein are limited to the laws of the state of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to this Registration Statement on Form S-1 and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,